Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178271) of China Zenix Auto International Limited of our report dated April 30, 2015 relating to the consolidated financial statements and financial statement schedule of China Zenix Auto International Limited and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts), appearing in the Annual Report on Form 20-F of China Zenix Auto International Limited for the year ended December 31, 2014.

/s/ Crowe Horwath (HK) CPA Limited

Crowe Horwath (HK) CPA Limited
Hong Kong, the People’s Republic of China
April 30, 2015